EXHIBIT 99.1

Jonway Group Funds $18.2 Million to ZAP Jonway to Bring 2012 New Products to Production: ALIAS and JNZ Shuttle – Gas and Electric

SANTA ROSA, California – December 19, 2011 – ZAP Jonway (OTC BB: ZAAP), a designer and manufacturer of new energy and electric vehicles (EVs), entered a funding agreement with Jonway Group CO. Ltd., to pay for a total of $18.2 million for the already completed interior and exterior design and molding of the JNZ SHUTTLE Van; the completed engineering design, type approval certification and catalogue license of the gasoline transmission of the JNZ SHUTTLE Van; and the ALIAS interior and exterior design and molding, which is underway.

Alex Wang, Co-CEO of ZAP Jonway’s China operation, CEO of Jonway Automobile, and a Director of Jonway Group, stated: "Jonway Group, the original holding company of Jonway Automobile is committed to delivering industry leading full electric new energy vehicles to the market, utilizing the strengths of Jonway Automobile’s manufacturing with ZAP’s EV technology experience and design. We believed in the market potential of the JNZ SHUTTLE Vans and started this design more than a year ago in Jonway Group, funded by the holding company of Jonway Automobile, while ZAP Jonway evaluates the market potential of this new product line. After doing more extensive market research, ZAP Jonway believes the JNZ SHUTTLE Van for both EV and gasoline models have great commercial opportunities, especially in addressing our new strategy focused on the fleet applications. Jonway Group has been paying for the engineering design and molding for the JNZ SHUTTLE Van and will also pay for the ALIAS to go into production within 2012. These two project funding totals more than $18.2 million. The JNZ SHUTTLE Van engineering and molding work is already completed, and the ALIAS work is being completed. Jonway Group stepped in to fund this capital intensive development to ensure the delivery of these new models into production for 2012. The JNZ SHUTTLE Van is ready for production delivery in the second quarter of 2012, and the ALIAS is planned for the fourth quarter of 2012. We are pleased with the progress and the quality of the work done for these models, and we are committed in Jonway Group to support the financing to ensure that we are well positioned to offer competitive and attractive products."

Chairman of Jonway Group Wang Huai Yi stated: “Jonway Group is committed to the success of ZAP Jonway, and we have supported the funding of the new models that are coming out in 2012.  We have confidence in our strategy and product plans, and Jonway Group, the original holding company of Jonway Automobile will continue to support the on-going needs of the company to ensure delivery of the new models of ZAP Jonway’s New Energy Electric Vehicle Product Line.”

Chairman of ZAP Jonway Priscilla Lu stated: “Jonway Group continues with its strong financial and operational commitment as shareholder of ZAP Jonway. This continued support in providing engineering development and funding from Jonway Group has enabled ZAP Jonway to achieve its production milestones and demonstrates the confidence and commitment that Jonway Group has in the new line of products to be delivered by ZAP Jonway in 2012. We are pleased with Jonway Group’s financing support and the integration of the two companies thus far is progressing smoothly as planned. We believe with this strong partnership and teamwork, ZAP Jonway can deliver a truly competitive new generation of EV product line for both China and the International market place.”

Further details on the Funding Agreement are available in the company's Form 8-K filed on December 19th, 2012 with the Securities and Exchange Commission.

The Funding Agreement

Jonway Group paid and is continuing to pay for various design, parts and engineering services in connection with the development and manufacturing production readiness of vehicles jointly developed by ZAP and Zhejiang Jonway Automobile Co., Ltd., for specifically the JNZ SHUTTLE Van and the ALIAS vehicles. In satisfaction for its contribution toward the ZAP Jonway vehicles, ZAP shall issue to Jonway Group, on or prior to December 31st, 2011, the number of shares of ZAP’s Common Stock equal to $18,200,000 based on the average closing price per Share calculated for the trading days over the last 21 days prior to the date of the agreement that was signed December 11th,2011.

About ZAP Jonway

ZAP Jonway combines the attributes of both companies, ZAP and Jonway Automobile, to design and manufacture quality, affordable gasoline and new energy electric vehicles (EVs). With Jonway Automobile’s established ISO 9000 manufacturing facilities, research and development and sales and customer services facilities in China, ZAP Jonway is well positioned to scale up production and sales for both gasoline and EVs for China and the international markets.  ZAP, an early pioneer of EVs, brings to the new combined company a broad range of EV design experience that is being applied to new product lines.  ZAP Jonway is focused on addressing EV fleets targeting city delivery trucks and vans used by university campuses, government and corporate markets in China and the United States, while utilizing its gasoline vehicle production quantities to gain economy of scale through its common vehicle parts and platforms. ZAP Jonway benefits from the established China dealership and customer support network developed by Jonway Automobile for its China sales and services.  ZAP Jonway is headquartered in Santa Rosa, California and its production facility is located in Zhejiang Province of the People’s Republic of China. Additional information about ZAP Jonway is available at http://www.zapworld.com.

Forward-Looking Statements

This press release contains forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including, without limitation, continued acceptance of ZAP's products, increased levels of competition, new products and technological changes, ZAP's dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in ZAP's periodic reports filed with the Securities and Exchange Commission.

Investor Contact:

Becky Herrick
LHA
+1-415-433-3777
bherrick@lhai.com

Company Contact:

Alex Campbell
ZAP Jonway USA
+1-707-525-8658 ext. 241
acampbell@zapworld.com